Exhibit 99.1

Investor Contact
Adaptec, Inc.
Investor Relations
Investor_Relations@adaptec.com
(408) 957 - 7811

Adaptec Announces $34 million Sale of RAID Storage Business to PMC-Sierra Inc.

MILPITAS, Calif., May 10, 2010 (BUSINESS WIRE) — Adaptec, Inc. (NASDAQ: ADPT) (the “Company”) announced today that on May 8, 2010, it signed a definitive agreement with PMC-Sierra, Inc. to sell to PMC certain assets and for PMC to assume certain liabilities connected with the Company’s data storage hardware and software business for approximately $34 million in cash. Following the sale to PMC-Sierra, the Company will retain its Aristos ASIC technology business, certain real estate assets, more than 200 patents, and approximately $400 million in cash and marketable securities.

Since 2009, the Company has set forth plans to re-deploy the substantial amount of liquid assets and unlock the tax benefits of the Company’s net operating losses to maximize value for all stockholders. Following this transaction with PMC-Sierra, the Company’s Board of Directors plans to explore all strategic alternatives to deploy the proceeds of the sale and the Company’s other assets, which may include stock buybacks, special cash dividends, future acquisitions and other actions to redeploy capital. Additionally, the Company will, as previously announced, continue to consider its options related to its Aristos ASIC technology business, remaining patents and real estate holdings.

“Over the last two years, the Company’s stockholders made abundantly clear that they demand a change in the direction of the Company to realize value from the Company’s historical operating units. This transaction with PMC-Sierra, which represents the sale of a small portion of the Company’s total assets, represents that change and continues the process of moving the Company away from its previous unprofitable identity as a ‘pure-play’ technology company.” said Jack Howard, Chairman of the Board of Adaptec. “The Board of Directors remains committed to providing value to all of the Company’s stockholders, and will aggressively pursue opportunities to deploy the significant cash and liquid assets on hand to create value for the Company’s stockholders.”

The Board of Directors of the Company retained Blackstone Advisory Partners L.P. (“Blackstone”) in June of 2009 to assist Adaptec in analyzing and exploring strategic alternatives, and launched a broad auction sale process for the Company’s operating assets in September of 2009. Following a thorough sale process, the Board determined that the transaction with PMC was in the best interest of the Company’s stockholders. The Board of Directors of the Company received a written opinion from Blackstone to the effect that, as of the date of the opinion and based upon and subject to the various considerations set forth in the opinion, the consideration to be received by Company in the transaction is fair from a financial point of view.

The transaction, which is not subject to the waiting period under the Hart-Scott Rodino Act or to Adaptec shareholder approval, is scheduled to close in approximately thirty days, pending the satisfaction of certain customary closing conditions.

About Adaptec

Adaptec, Inc. (NASDAQ:ADPT) has provided innovative data center I/O solutions that protect, accelerate, optimize, and condition data in today’s most demanding data center environments. Adaptec products have been used in IT environments ranging from traditional enterprise environments to fast growing, on-demand cloud computing data centers. The company’s products have enabled data center managers, channel partners and OEMs to deploy best-in-class storage solutions to meet their customers’ evolving IT and business requirements. More information is available at www.adaptec.com.

Safe Harbor Statement

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements such as “will,” “believe,” “are projected to be” and similar expressions are statements regarding future events or the future performance of Adaptec, and include statements regarding projected operating results. These forward-looking statements are based on current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks include, but are not limited to: completion of the transaction discussed in this news release; the Company’s operations ability to maximize the value of its RAID technology business and non-core patents; the Company’s ability to deploy its capital in a manner that maximizes stockholder value; general economic conditions; revenue received from our current operations; declines in consumer spending; failure to achieve our operational objectives; ability to reduce our operating costs; support from the contract manufacturers to which we have outsourced manufacturing, assembly and packaging of our products; ability to launch new products and potential failure of anticipated long-term benefits from new products to materialize; difficulty in forecasting the volume and timing of customer orders; reduced demand in the server, network storage and desktop computer markets; our target markets’ failure to accept, or delay in accepting, network storage and other advanced storage solutions, including our MaxIQ SSD Cache Performance Solution, SCSI, SAS, SATA and iSCSI lines of products; the performance of our products; decline in consumer acceptance of our current products; the timing and volume of orders by OEM customers for storage products; our ability to control and manage costs associated with the delivery of new products; and the adverse effects of the intense competition we face in our business. For a more complete discussion of risks related to our business, reference is made to the section titled “Risk Factors” included in our Quarterly Report on Form 10-Q for the quarter ended January 1, 2010 on file with the Securities and Exchange Commission. Except as required by law, we assume no obligation to update any forward-looking information that is included in this release.

Adaptec is a registered trademark and Unified Serial is a trademark in the United States and other countries. Other company names are trademarks or registered trademarks of their respective owners. Adaptec disclaims any and all rights in these trademarks.

2